Exhibit (n)(l)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Selected Financial and Other Data,” “Senior Securities” and “Independent Registered Public Accounting Firm” and to the use of our report dated September 8, 2014 with respect to the consolidated financial statements of CM Finance Inc and subsidiary and our report dated March 5, 2015 with respect to the senior securities table in the Registration Statement and related prospectus of CM Finance Inc dated March 5, 2015.

/s/ ERNST & YOUNG LLP

New York, NY

March 5, 2015